Exhibit 99.1

Travelport Worldwide Limited Reports Third Quarter 2018 Results

LANGLEY, U.K., November 1, 2018 — Travelport Worldwide Limited (NYSE: TVPT) today announced its financial results for the third quarter and nine months ended September 30, 2018.

Key Points (for the third quarter unless stated otherwise)

•	Net revenue increased 2% to $623 million
•	Net income increased 25% to $6 million; Adjusted EBITDA increased 2% to $139 million
•	Travel Commerce Platform revenue increased 2% to $598 million
•	Beyond Air revenue increased 14% to $193 million, contributing 32% of Travel Commerce Platform revenue (Q3 2017: 29%); eNett net revenue increased 58% to $86 million
•	Income per share (diluted) increased 4% to $0.04; Adjusted Income per Share (diluted) increased 74% to $0.31
•	Net cash provided by operating activities decreased 13% to $83 million; Free Cash Flow decreased 24% to $48 million
•	Anticipate 2018 net revenue, Adjusted EBITDA and Free Cash Flow to be at the lower end of guidance ranges

Gordon Wilson, President and CEO of Travelport, commented:

“We delivered net revenue and Adjusted EBITDA growth of 2% each in the third quarter. The continued strong performance of Beyond Air, driven by our virtual payments business eNett, helped us overcome the more challenging market and customer environment we anticipated for the second half of the year.

In the quarter, we continued to build the business in line with our strategy. Our Travel Commerce Platform delivered further business successes, especially in the regional corporate and online sectors where we are clearly benefiting from the investments we are making in the quality of our content and the capabilities and efficiency of our technology. We also strengthened our value proposition by concluding long-term deals to distribute the content of Air India and Jet Airways, in both cases as the preferred distributor. These add to our exclusive distribution contract with IndiGo and give us significant additional advantage in India and key markets beyond it. Furthermore, Travelport made history by becoming the first GDS to transact the booking of flights using IATA’s New Distribution Capability (NDC) API protocol. These initiatives will contribute to the onboarding of new business next year, alongside the continued growth of eNett.

Despite these factors and our ongoing focus on the efficiency of our cost base, our business momentum is being tempered by some specific customer headwinds. We remain well positioned for longer term profitable growth given our commercial wins and the ongoing investments we’re making in the key areas that differentiate us, including our industry-leading travel content; our search, merchandising and shopping capabilities; and our leading mobile, data and payments solutions.”

Summary

	Three Months			Nine Months
	Ended September 30,			Ended September 30,
(in $ thousands, except per share amounts)	2018	2017	Change	2018	2017	Change
Net revenue	622,585	610,842	2%	1,962,431	1,873,712	5%
Operating income	44,115	61,585	(28)%	164,072	235,997	(30)%
Net income	5,870	4,681	25%	72,106	94,910	(24)%
Income per share – diluted	$0.04	$0.04	4%	$0.55	$0.76	(28)%
Adjusted EBITDA	139,313	136,437	2%	450,413	451,996	—
Adjusted Operating Income	79,219	76,392	4%	268,211	268,465	—
Adjusted Net Income	40,040	22,671	77%	146,906	137,034	7%
Adjusted Income per Share – diluted	$0.31	$0.18	74%	$1.15	$1.09	6%
Net cash provided by operating activities	83,149	95,735	(13)%	285,435	274,342	4%
Free Cash Flow	48,379	63,372	(24)%	176,199	195,150	(10)%
Cash dividend per share	$0.075	$0.075	—	$0.225	$0.225	—

The Company refers to certain non-GAAP financial measures in this press release, including Adjusted EBITDA, Adjusted Operating Income (Loss), Adjusted Net Income (Loss), Adjusted Income (Loss) per Share - diluted, Capital Expenditures, Net Debt and Free Cash Flow. Please refer to pages 10 to 13 of this press release for additional information, including reconciliations of such non-GAAP financial measures.

1

Discussion of Results for the Third Quarter of 2018

Unless otherwise stated, all comparisons are for the third quarter of 2018 compared to the third quarter of 2017.

Net Revenue

Net revenue is comprised of:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in $ thousands)	2018	2017	% Change	2018	2017	% Change
Air	$404,643	$417,371	(3)	$1,321,525	$1,315,500	—
Beyond Air	192,968	168,782	14	566,740	476,474	19
Travel Commerce Platform	597,611	586,153	2	1,888,265	1,791,974	5
Technology Services	24,974	24,689	1	74,166	81,738	(9)
Net revenue	$622,585	$610,842	2	$1,962,431	$1,873,712	5

Net revenue increased by $12 million, or 2%, to $623 million primarily due to growth in Travel Commerce Platform revenue of $11 million, or 2%. Within Travel Commerce Platform revenue, Beyond Air revenue increased by $24 million, or 14%, offset by a decrease in Air revenue of $13 million, or 3%. The increase in Beyond Air revenue was driven by an increase in eNett net revenue of 58% to $86 million, primarily due to an increase in the volume of payments settled with existing customers, that was partially offset by a decline in the remainder of the Beyond Air portfolio. The decrease in Air revenue was mainly due to a decrease in Air Reported Segments that includes the impact of the loss of a large Pacific-based travel agency and other specific travel agency headwinds, offset by improved pricing. Technology Services revenue remained stable.

The table below sets forth Travel Commerce Platform revenue by region:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in $ thousands)	2018	2017	% Change	2018	2017	% Change
Asia Pacific	$140,186	$145,008	(3)	$426,728	$437,748	(3)
Europe	202,300	185,801	9	670,082	568,811	18
Latin America and Canada	28,202	27,563	2	87,517	83,919	4
Middle East and Africa	78,824	77,494	2	239,593	238,959	—
International	449,512	435,866	3	1,423,920	1,329,437	7
United States	148,099	150,287	(1)	464,345	462,537	—
Travel Commerce Platform	$597,611	$586,153	2	$1,888,265	$1,791,974	5

The table below sets forth Travel Commerce Platform Reported Segments and global RevPas by region:

	Segments (in thousands)
	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	% Change	2018	2017	% Change
Asia Pacific	16,764	17,807	(6)	49,172	54,712	(10)
Europe	18,658	20,117	(7)	65,537	63,478	3
Latin America and Canada	4,793	4,706	2	14,231	13,862	3
Middle East and Africa	9,180	9,354	(2)	28,300	28,271	—
International	49,395	51,984	(5)	157,240	160,323	(2)
United States	32,184	33,413	(4)	103,591	104,652	(1)
Travel Commerce Platform Reported Segments	81,579	85,397	(4)	260,831	264,975	(2)

	RevPas (in $)
	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	% Change	2018	2017	% Change
International	$9.10	$8.38	9	$9.06	$8.29	9
United States	$4.60	$4.50	2	$4.48	$4.42	1
Travel Commerce Platform RevPas	$7.33	$6.86	7	$7.24	$6.76	7

2

Travel Commerce Platform RevPas increased 7% to $7.33, driving a $38 million increase in Travel Commerce Platform revenue. International RevPas increased 9% to $9.10, and United States RevPas increased 2% to $4.60. Reported Segments decreased 4% due to the impact of the loss of a large Pacific-based travel agency and other specific travel agency headwinds.

International Travel Commerce Platform revenue increased by $14 million, or 3%, with Europe mainly contributing to this increase due to an increase in its RevPas of 17%, offset partially by a decrease in its Reported Segments of 7%. The decrease in Travel Commerce Platform revenue in Asia Pacific of $5 million, or 3%, includes the loss of revenue resulting from the loss of a large Pacific-based travel agency.

Operating Income

Operating income decreased by $17 million, or 28%, to $44 million mainly due to the following:

•	$17 million increase in selling, general and administrative expenses (“SG&A”) primarily due to an increase in corporate and restructuring costs and the unfavorable movements in the fair value of foreign currency derivative contracts, offset by a decrease in equity-based compensation and related taxes
•	$13 million increase in cost of revenue primarily due to incremental costs from the payment solutions business and an increase in travel distribution cost per segment driven by mix and an impairment of customer loyalty payments, offset by a decrease in volume and favorable foreign exchange movements; offset by
•	$12 million increase in net revenue

Net Income

Net income increased by $1 million, or 25%, to $6 million due to the following:

•	$12 million decrease in income tax expense primarily due to a decrease in pre-tax income and a change in geographical profit mix
•	$6 million benefit from a decrease in loss on early extinguishment debt and interest expense, net; offset by
•	$17 million decrease in operating income

Net Cash Provided by Operating Activities

Net cash provided by operating activities decreased by $13 million, or 13%, to $83 million, primarily due to the negative impact of changes in working capital and higher interest and income tax payments.

Adjusted EBITDA

Adjusted EBITDA increased by $3 million, or 2%, to $139 million due to the following:

•	$12 million increase in net revenue; offset by
•	$9 million increase within cost of revenue (excluding a $3 million increase related to items that are excluded from net income to determine Adjusted EBITDA) primarily due to incremental costs from the payment solutions business and an increase in travel distribution cost per segment driven by mix that is offset by a decrease in volume and favorable foreign exchange movements

Adjusted Net Income

Adjusted Net Income increased by $17 million, or 77%, to $40 million mainly due to the following:

•	$11 million of lower income tax expense (excluding the benefit of a $2 million tax movement related to non-core corporate costs and other adjustments that are excluded from net income to determine Adjusted Net Income) primarily due to a change in geographical profit mix and quarterly phasing in 2017
•	$4 million of lower interest expense, net (excluding a $3 million increase related to unrealized unfavorable movements in interest rate swap derivative contracts that are excluded from net income to determine Adjusted Net Income) due to the positive impact of cost incurred in 2017 relating to amendments made to the 2014 senior secured credit agreement, lower amortization of debt finance costs and debt discount and a lower debt balance
•	$3 million increase in Adjusted EBITDA

Free Cash Flow

Free Cash Flow decreased by $15 million, or 24%, to a cash inflow of $48 million due to a $13 million decrease in net cash provided by operating activities and a $2 million increase in payments made for additions to property and equipment.

3

Net Debt

Net Debt decreased from $2,108 million as of December 31, 2017 to $2,061 million as of September 30, 2018 and is comprised of $2,265 million in total debt less $204 million in cash, cash equivalents and restricted cash. The increase in total debt of $35 million reflects (i) $2,154 million principal amount of term loans repaid under the former 2014 senior secured credit agreement and $8 million principal amount of term loans repaid under the 2018 senior secured credit agreement, (ii) $1,400 million principal amount of borrowings under the new 2018 senior secured credit agreement in March 2018, (iii) the issuance of $745 million principal amount of senior secured notes in March 2018 and (iv) a net $42 million increase in capital lease obligations and other indebtedness, and is offset by an $82 million increase in cash, cash equivalents and restricted cash balance as of September 30, 2018 compared to December 31, 2017, contributing to a decrease of $47 million in the Net Debt balance.

Full Year 2018 Financial Guidance

The following forward-looking statements, as well as those made elsewhere within this press release, reflect expectations as of November 1, 2018. We assume no obligation to update these statements. Results may be materially different and are affected by many factors detailed in this release and in Travelport’s quarterly and annual Securities and Exchange Commission (“SEC”) filings and/or furnishings, which are available on the SEC’s website at www.sec.gov.

Our overall guidance ranges for full year 2018 are unchanged from those ranges initially communicated on February 20, 2018, as detailed below. We anticipate net revenue, Adjusted EBITDA and Free Cash Flow to be at the lower end of their respective ranges.

Furthermore, as previously communicated, we anticipate that our virtual payments business, eNett, will grow net revenue by at least 50% for the full year 2018. Our guidance is subject to exchange rate movements given that eNett’s net revenue is largely denominated in currencies other than the U.S. dollar.

(in $ millions, except per share amounts)	FY 2018 Guidance	Growth
Net revenue	$2,535 - $2,585	4% - 6%
Adjusted EBITDA (1)	$585 - $605	(1)% - 3%
Adjusted Net Income (1)	$170 - $185	(6)% - 2%
Adjusted Income per Share – diluted (2)	$1.34 - $1.46	(7)% - 1%
Free Cash Flow (3)	$210 - $230	5% - 15%

(1)	Adjusted EBITDA guidance consists of Adjusted Net Income guidance excluding expected depreciation and amortization of property and equipment and expected amortization of customer loyalty payments of $240 million to $250 million, expected interest expense, net (excluding the impact of unrealized gain (loss) on interest rate derivative instruments) of approximately $110 million and expected related income taxes of approximately $55 million. Adjusted Net Income guidance excludes the expected impact of amortization of acquired intangible assets of approximately $40 million, loss on early extinguishment of debt of $28 million, expected equity-based compensation and related taxes and corporate and restructuring costs of $60 million to $70 million, income from discontinued operations of $28 million related to the release of an indemnity provision for liabilities accrued upon the sale of Gullivers Travel Associates in 2011 and an expected income tax benefit related to the adjustments above of approximately $15 million. We are unable to reconcile Adjusted EBITDA and Adjusted Net Income to net income (loss) determined under U.S. GAAP due to the unavailability of information required to reasonably predict certain reconciling items, such as loss on early extinguishment of debt, impairment of long-lived assets, unrealized gains or losses on foreign currency and interest rate derivative instruments, and the related tax impact of such adjustments along with other tax adjustments.
(2)	Adjusted Income per Share – diluted guidance consists of Adjusted Net Income divided by our expected weighted average number of dilutive common shares for 2018 of approximately 127 million.
(3)	Free Cash Flow guidance reflects expected net cash provided by operating activities for 2018 of $345 million to $365 million less expected cash additions to property and equipment of approximately $140 million.

Our overall guidance incorporates the expected impact of the adoption of the new revenue recognition standard on a modified retrospective basis. The adoption of this standard did not have a material impact on our consolidated condensed financial statements for the three and nine months ended September 30, 2018. In addition, our guidance assumes spot foreign exchange rates as of October 25, 2018, together with the impact of foreign exchange rate hedges undertaken during 2017 as part of our rolling hedging program.

4

Impact of Foreign Exchange Movements

Our results of operations are reported in U.S. dollars. With approximately 86% of our net revenue denominated in U.S. dollars in the third quarter of 2018, changes in foreign exchange rates have a low impact on our net revenue. eNett, which represented approximately 14% of our net revenue in the third quarter of 2018, is the largest source of non-U.S. dollar net revenue.

Of our costs and expenses in the third quarter of 2018, excluding depreciation on property and equipment, amortization of customer loyalty payments, amortization of acquired intangible assets and non-core corporate costs, approximately 54% were denominated in U.S. dollars.

As part of our rolling hedging program, we employ foreign exchange forward contracts to hedge a portion of our net exposure to changes in foreign exchange rates, particularly against the British pound, the Euro and the Australian dollar, which are the main non-U.S. dollar components of our costs and expenses. The year-on-year impact of foreign exchange rate movements on Adjusted EBITDA for the third quarter of 2018 was immaterial, net of the impact from realized foreign exchange rate hedges undertaken during 2017.

Dividend

On October 31, 2018, Travelport’s Board of Directors declared a cash dividend of $0.075 per common share for the third quarter of 2018. The dividend will be payable on December 20, 2018 to shareholders of record as at market close on December 6, 2018.

Conference Call

The Company’s third quarter 2018 earnings conference call will be held later today (on November 1, 2018) beginning at 8:30 a.m. (Eastern Time). A live audiocast of the presentation and accompanying slides will be available via the Investor Center section of Travelport’s website at ir.travelport.com. Please visit the site or click the following link to pre-register: https://www.webcaster4.com/Webcast/Page/1138/27638.

A replay of the audiocast will be available on the Investor Center section of Travelport’s website shortly after the end of the earnings call, where it will remain for one year thereafter.

Contacts

For further information, please contact:

Investors:

Majid Nazir

Head of Investor Relations

Tel: +44 (0)1753 288 857

majid.nazir@travelport.com

Media:

Julian Eccles

Vice President, PR and Corporate Communications

Tel: +44 (0)7720 409 374

julian.eccles@travelport.com

5

About Travelport (www.travelport.com)

Travelport (NYSE: TVPT) is the technology company that makes the experience of buying and managing travel continually better. It operates a travel commerce platform providing distribution, technology, payment and other solutions for the global travel and tourism industry. The Company facilitates travel commerce by connecting the world’s leading travel providers with online and offline travel buyers in a proprietary business-to-business (B2B) travel platform.

Travelport has a leadership position in airline merchandising, hotel content and distribution, car rental, mobile commerce and B2B payment solutions. The Company also provides critical IT services to airlines, such as shopping, ticketing, departure control and other solutions. With net revenue of over $2.4 billion in 2017, Travelport is headquartered in Langley, U.K., has over 4,000 employees and is represented in approximately 180 countries and territories.

Forward-Looking Statements

Certain statements in this press release, including outlook and financial guidance, constitute “forward-looking statements” that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to: factors affecting the level of travel activity, particularly air travel volume, including security concerns, pandemics, general economic conditions, natural disasters and other disruptions; general economic and business conditions in the markets in which we operate, including fluctuations in currencies, particularly in the U.S. dollar, and the economic conditions in the Eurozone; pricing, regulatory and other trends in the travel industry; our ability to obtain travel provider inventory from travel providers, such as airlines, hotels, car rental companies, cruise lines and other travel providers; our ability to develop and deliver products and services that are valuable to travel agencies and travel providers and generate new revenue streams; maintenance and protection of our information technology and intellectual property; the impact on travel provider capacity and inventory resulting from consolidation of the airline industry; the impact our outstanding indebtedness may have on the way we operate our business; our ability to achieve expected cost savings from our efforts to improve operational and technology efficiency, including through our consolidation of multiple technology vendors and locations and the centralization of activities; our ability to maintain existing relationships with travel agencies and to enter into new relationships on acceptable financial and other terms; and our ability to grow adjacencies, such as payment and mobile solutions; and the impact on business conditions worldwide as a result of political decisions, including the United Kingdom’s decision to leave the European Union. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These and other potential risks and uncertainties that could cause actual results to differ are more fully detailed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 20, 2018, and our Quarterly Reports on Form 10-Q filed with the SEC on May 3, 2018 and August 2, 2018, and available on the SEC’s website at www.sec.gov.

Other unknown or unpredictable factors could also have material adverse effects on our performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Except to the extent required by applicable securities laws, the Company undertakes no obligation to release any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

This press release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained below.

6

TRAVELPORT WORLDWIDE LIMITED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
(in $ thousands, except share data)	2018	2017	2018	2017
Net revenue	$622,585	$610,842	$1,962,431	$1,873,712
Costs and expenses
Cost of revenue	400,679	388,027	1,254,868	1,144,572
Selling, general and administrative	127,538	110,916	395,093	336,272
Depreciation and amortization	50,253	50,314	148,398	156,871
Total costs and expenses	578,470	549,257	1,798,359	1,637,715
Operating income	44,115	61,585	164,072	235,997
Interest expense, net	(27,772)	(28,793)	(66,312)	(92,011)
Loss on early extinguishment of debt	(38)	(4,682)	(27,699)	(4,682)
Gain on sale of a subsidiary	—	—	—	1,217
Other expense	(266)	(846)	(730)	(2,538)
Income before income taxes	16,039	27,264	69,331	137,983
Provision for income taxes	(10,169)	(22,583)	(24,972)	(43,073)
Net income from continuing operations	5,870	4,681	44,359	94,910
Income from discontinued operations, net of tax	—	—	27,747	—
Net income	5,870	4,681	72,106	94,910
Net (income) loss attributable to non-controlling interest in subsidiaries	(762)	169	(2,025)	973
Net income attributable to the Company	$5,108	$4,850	$70,081	$95,883
Income per share – Basic:
Income per share – continuing operations	$0.04	$0.04	$0.34	$0.77
Income per share – discontinued operations	—	—	0.22	—
Basic income per share	$0.04	$0.04	$0.56	$0.77
Weighted average common shares outstanding – Basic	126,246,210	124,469,069	125,908,707	124,303,716
Income per share – Diluted:
Income per share – continuing operations	$0.04	$0.04	$0.33	$0.76
Income per share – discontinued operations	—	—	0.22	—
Diluted income per share	$0.04	$0.04	$0.55	$0.76
Weighted average common shares outstanding – Diluted	128,389,385	126,188,372	127,854,478	125,827,540
Cash dividends declared per common share	$0.075	$0.075	$0.225	$0.225

7

TRAVELPORT WORLDWIDE LIMITED

CONSOLIDATED CONDENSED BALANCE SHEETS

(Unaudited)

	September 30,	December 31,
(in $ thousands, except share data)	2018	2017
Assets
Current assets:
Cash and cash equivalents	$200,333	$122,039
Accounts receivable (net of allowances for doubtful accounts of $9,753 and $10,245, respectively)	248,635	206,524
Other current assets	125,612	109,724
Total current assets	574,580	438,287
Property and equipment, net	495,506	431,741
Goodwill	1,085,341	1,089,590
Trademarks and tradenames	313,097	313,097
Other intangible assets, net	444,602	496,180
Deferred income taxes	22,359	12,796
Other non-current assets	72,525	76,808
Total assets	$3,008,010	$2,858,499
Liabilities and equity
Current liabilities:
Accounts payable	$72,094	$73,278
Accrued expenses and other current liabilities	574,260	509,068
Current portion of long-term debt	58,377	64,291
Total current liabilities	704,731	646,637
Long-term debt	2,206,171	2,165,722
Deferred income taxes	37,881	34,899
Other non-current liabilities	191,273	203,562
Total liabilities	3,140,056	3,050,820
Commitments and contingencies
Shareholders’ equity (deficit):
Preference shares ($0.0025 par value; 225,000,000 shares authorized; no shares issued and outstanding as of September 30, 2018 and December 31, 2017)	—	—
Common shares ($0.0025 par value; 560,000,000 shares authorized; 128,047,376 shares and 126,967,010 shares issued; 126,306,329 shares and 125,346,613 shares outstanding as of September 30, 2018 and December 31, 2017, respectively)	320	317
Additional paid in capital	2,685,806	2,700,133
Treasury shares, at cost (1,741,047 shares and 1,620,397 shares as of September 30, 2018 and December 31, 2017, respectively)	(26,832)	(24,755)
Accumulated deficit	(2,651,308)	(2,722,375)
Accumulated other comprehensive loss	(156,566)	(155,621)
Total shareholders’ equity (deficit)	(148,580)	(202,301)
Equity attributable to non-controlling interest in subsidiaries	16,534	9,980
Total equity (deficit)	(132,046)	(192,321)
Total liabilities and equity	$3,008,010	$2,858,499

8

TRAVELPORT WORLDWIDE LIMITED

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months	Nine Months
	Ended	Ended
	September 30,	September 30,
(in $ thousands)	2018	2017
Operating activities
Net income	$72,106	$94,910
Income from discontinued operations, net of tax	(27,747)	—
Net income from continuing operations	44,359	94,910
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	148,398	156,871
Amortization of customer loyalty payments	64,553	57,348
Impairment of long-lived assets	14,912	685
Amortization of debt finance costs and debt discount	3,613	7,791
Gain on sale of a subsidiary	—	(1,217)
Loss on early extinguishment of debt	27,699	4,682
Unrealized loss (gain) on foreign exchange derivative instruments	23,637	(27,256)
Unrealized (gain) loss on interest rate derivative instruments	(11,651)	1,121
Equity-based compensation	11,845	24,445
Deferred income taxes	(7,129)	(304)
Customer loyalty payments	(73,349)	(54,592)
Pension liability contribution	(1,049)	(1,541)
Changes in assets and liabilities:
Accounts receivable, net	(41,966)	(39,209)
Other current assets	(12,933)	(7,493)
Accounts payable, accrued expenses and other current liabilities	84,249	61,504
Other	10,247	(3,403)
Net cash provided by operating activities	$285,435	$274,342

Investing activities
Property and equipment additions	$(109,236)	$(79,192)
Sale of subsidiary, net of cash disposed	—	(3,433)
Net cash used in investing activities	$(109,236)	$(82,625)

Financing activities
Proceeds from term loans	$1,400,000	$114,000
Proceeds from issuance of senior secured notes	745,000	—
Repayment of term loans	(2,161,250)	(181,813)
Repayment of capital lease obligations and other indebtedness	(30,632)	(29,811)
Debt finance costs and lender fees	(21,551)	(686)
Dividend to shareholders	(28,472)	(28,234)
Purchase of non-controlling interest in a subsidiary	—	(1,063)
Proceeds from share issuance under employee share purchase plan and stock options	8,460	2,016
Treasury share purchase related to vesting of equity awards	(2,621)	(2,461)
Other	(2,240)	—
Net cash used in financing activities	$(93,306)	$(128,052)
Effect of changes in exchange rates on cash, cash equivalents and restricted cash	(1,126)	1,043
Net increase in cash, cash equivalents and restricted cash	81,767	64,708
Cash, cash equivalents and restricted cash at beginning of period	122,039	139,938
Cash, cash equivalents and restricted cash at end of period	$203,806	$204,646

Supplemental disclosures of cash flow information
Interest payments, net of capitalized interest	$77,419	$83,294
Income tax payments, net of refunds	36,933	23,540
Non-cash capital lease asset additions	71,511	17,984
Non-cash purchase of property and equipment	4,220	3,120

9

TRAVELPORT WORLDWIDE LIMITED

NON-GAAP MEASURES

(unaudited)

Reconciliation of Net Income to Adjusted Net Income,	Three Months Ended		Nine Months Ended
Adjusted Operating Income and Adjusted EBITDA	September 30,		September 30,
(in $ thousands)	2018	2017	2018	2017
Net income	$5,870	$4,681	$72,106	$94,910
Adjustments:
Amortization of acquired intangible assets	10,165	10,165	30,497	30,688
Gain on sale of a subsidiary	—	—	—	(1,217)
Loss on early extinguishment of debt	38	4,682	27,699	4,682
Equity-based compensation and related taxes	(207)	8,676	11,837	24,355
Corporate and restructuring costs	19,472	4,217	24,704	14,897
Impairment of long-lived assets	3,269	—	14,912	685
Income from discontinued operations	—	—	(27,747)	—
Other – non-cash(1)	3,580	(9,285)	10,538	(34,498)
Tax adjustments	(2,147)	(465)	(17,640)	2,532
Adjusted Net Income	40,040	22,671	146,906	137,034
Adjustments:
Interest expense, net(2)	26,597	30,673	77,963	90,890
Other expense	266	—	730	—
Remaining provision for income taxes	12,316	23,048	42,612	40,541
Adjusted Operating Income	79,219	76,392	268,211	268,465
Adjustments:
Depreciation and amortization of property and equipment	40,032	40,149	117,649	126,183
Amortization of customer loyalty payments	20,062	19,896	64,553	57,348
Adjusted EBITDA	$139,313	$136,437	$450,413	$451,996

(1) Other—non-cash includes (i) unrealized losses (gains) on foreign currency derivatives contracts of  $2 million and $(7) million for the three months ended September 30, 2018 and 2017, respectively, and $22 million and $(27) million for the nine months ended September 30, 2018 and 2017, respectively, (ii) unrealized losses (gains) on interest rate derivative contracts of  $1 million and $(2) million for the three months ended September 30, 2018 and 2017, respectively, and $(12) million and $1 million for the nine months ended September 30, 2018 and 2017, respectively, (iii) $8 million related to revenue deferred in previous years for the nine months ended September 30, 2017 and (iv) other gains of  $1 million for the nine months ended September 30, 2017.

(2) Interest expense, net, excludes the impact of unrealized losses (gains) on interest rate derivative contracts of $1 million and $(2) million for the three months ended September 30, 2018 and 2017, respectively, and $(12) million and $1 million for the nine months ended September 30, 2018 and 2017, respectively, which is included within “Other—non-cash.”

Reconciliation of net cash provided by operating	Three Months Ended		Nine Months Ended
activities to Free Cash Flow:	September 30,		September 30,
(in $ thousands)	2018	2017	2018	2017
Net cash provided by operating activities	$83,149	$95,735	$285,435	$274,342
Less: capital expenditures on property and equipment additions	(34,770)	(32,363)	(109,236)	(79,192)
Free Cash Flow	$48,379	$63,372	$176,199	$195,150

Reconciliation of Net Debt	September 30,	December 31,
(in $ thousands)	2018	2017
Current portion of long-term debt	$58,377	$64,291
Non-current portion of long-term debt	2,206,171	2,165,722
Total debt	2,264,548	2,230,013
Less: cash, cash equivalents and restricted cash	(203,806)	(122,039)
Net Debt	$2,060,742	$2,107,974

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TRAVELPORT WORLDWIDE LIMITED

NON-GAAP MEASURES

(unaudited)

Reconciliation of Income per Share – Diluted to	Three Months Ended		Nine Months Ended
Adjusted Income per Share – Diluted	September 30,		September 30,
(in $)	2018	2017	2018	2017
Income per share – diluted	$0.04	$0.04	$0.55	$0.76
Per share adjustments to net income to determine Adjusted Income per Share – diluted	0.27	0.14	0.60	0.33
Adjusted Income per Share – diluted	$0.31	$0.18	$1.15	$1.09

	Three Months Ended		Nine Months Ended
Reconciliation of Capital Expenditures	September 30,		September 30,
(in $ thousands)	2018	2017	2018	2017
Property and equipment additions	$34,770	$32,363	$109,236	$79,192
Repayment of capital lease obligations and other indebtedness	11,654	10,321	30,632	29,811
Capital Expenditures	$46,424	$42,684	$139,868	$109,003

Other Metrics

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
(in thousands, except where specified)	2018	2017	% Change	2018	2017	% Change
Transaction value processed on the Travel Commerce Platform	$22,217,209	$21,432,958	4	$68,919,969	$63,067,084	9
Percent of Air segment revenue from away bookings	67%	67%	0.5 ppts	69%	67%	2.0 ppts
Hotel room nights sold	16,965	17,615	(4)	51,316	51,359	—
Car rental days sold	29,245	29,841	(2)	82,563	80,804	2
Hospitality segments per 100 airline tickets issued	48	48	—	45	46	(2)

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TRAVELPORT WORLDWIDE LIMITED

DEFINITIONS

(unaudited)

Definitions

Adjusted EBITDA is defined as Adjusted Net Income (Loss) excluding depreciation and amortization of property and equipment, amortization of customer loyalty payments, interest expense, net (excluding unrealized gains (losses) on interest rate derivative instruments), components of net periodic pension and post-retirement benefit costs other than service cost and related income taxes.

Adjusted Income (Loss) per Share – Diluted is defined as Adjusted Net Income (Loss) for the period divided by the weighted average number of dilutive common shares.

Adjusted Net Income (Loss) is defined as net income (loss) excluding amortization of acquired intangible assets, gain (loss) on early extinguishment of debt, and items that are excluded under our debt covenants, such as, income (loss) from discontinued operations, gain (loss) on sale of subsidiary, non-cash equity-based compensation, certain corporate and restructuring costs, non-cash impairment of long-lived assets, certain litigation and related costs, and other non-cash items such as unrealized foreign currency gains (losses) on earnings hedges, and unrealized gains (losses) on interest rate derivative instruments, along with any income tax related to these exclusions. Tax impacts not related to core operations have also been excluded.

Adjusted Operating Income (Loss) is defined as Adjusted EBITDA less depreciation and amortization of property and equipment and amortization of customer loyalty payments.

Capital Expenditures is defined as cash paid for property and equipment plus repayments in relation to capital leases and other indebtedness.

Customer Loyalty Payments are payments made to travel agencies or travel providers with an objective of increasing the number of travel bookings using the Company’s Travel Commerce Platform and to improve the travel agencies or travel providers’ loyalty, which are instrumented through agreements with a term over a year. Under the contractual terms, the travel agency or travel provider commits to achieve certain economic objectives for the Company. Such costs are specifically identifiable to individual contracts with travel agencies or travel providers, which have determinable contractual lives. Due to the contractual nature of the payments, the Company believes that such assets are appropriately classified as intangible assets.

Free Cash Flow is defined as net cash provided by (used in) operating activities, less cash used for additions to property and equipment.

Net Debt is defined as total debt comprising of current and non-current portion of long-term debt minus cash, cash equivalents and restricted cash.

Reported Segments means travel provider revenue generating units (net of cancellations) sold by the Company’s travel agency network, geographically presented by region based upon the point of sale location.

Travel Commerce Platform RevPas (“RevPas”) represents Travel Commerce Platform revenue per segment and is computed by dividing Travel Commerce Platform revenue by the total number of Reported Segments.

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TRAVELPORT WORLDWIDE LIMITED

NON-GAAP FINANCIAL MEASURES

(unaudited)

Non-GAAP Financial Measures

We utilize non – GAAP (or adjusted) financial measures, including Adjusted EBITDA, Adjusted Operating Income (Loss), Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share – diluted, to provide useful supplemental information to assist investors in understanding and assessing our performance and financial results on the same basis that management uses internally. These adjusted financial measures provide investors greater transparency with respect to the key metrics used by management to evaluate our core operations, forecast future results, determine future capital investment allocations and understand business trends within the industry. Adjusted Operating Income (Loss) and Adjusted Net Income (Loss) per Share – diluted metrics are also used by our Board of Directors to determine incentive compensation for future periods. Management believes the adjusted financial measures assist investors in the comparison of financial results between periods as such measures exclude certain items that management believes are not reflective of our core operating performance consistent with how management reviews the business.

Adjusted Net Income (Loss), Adjusted Net Income (Loss) per Share – diluted, Adjusted Operating Income and Adjusted EBITDA are supplemental measures of operating performance that do not represent, and should not be considered as, alternatives to net income (loss), or net income (loss) per share – diluted, as determined under U.S. GAAP. In addition, these measures may not be comparable to similarly named measures used by other companies.

We believe Adjusted Income (Loss) per Share – diluted is a useful measure for our investors as it represents, on a per share basis, our consolidated results, taking into account depreciation and amortization on property and equipment and amortization of customer loyalty payments, as well as other items which are not allocated to the operating businesses such as interest expense (excluding unrealized gains (losses) on interest rate derivative instruments), certain components of net periodic pension and post-retirement benefit costs and related income taxes but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Income (Loss) per Share – diluted has similar limitations as Adjusted Net Income (Loss), Adjusted Operating Income (Loss) and Adjusted EBITDA and may not be comparable to similarly named measures used by other companies. In addition, Adjusted Net Income (Loss) does not include all items that affect our net income (loss) and net income (loss) per share for the period. Therefore, we believe it is important to evaluate these measures along with our consolidated condensed statements of operations.

We believe our important measure of liquidity is Free Cash Flow. This measure is useful indicator of our ability to generate cash to meet our liquidity demands. We use Free Cash Flow to conduct and evaluate our operating liquidity. We believe it typically presents an alternate measure of cash flows since purchases of property and equipment are a necessary component of our ongoing operations and provides useful information regarding how cash provided by operating activities compares to the property and equipment investments required to maintain and grow our platform.  We believe it provides investors with an understanding of how assets are performing and measures management’s effectiveness in managing cash.  Free Cash Flow is a non – GAAP measure and may not be comparable to similarly named measures used by other companies.  This measure has limitation in that it does not represent the total increase or decrease in the cash balance for the period, nor do they represent residual cash flow for discretionary expenditures. This measure should not be considered as a measure of liquidity or cash flows from operations as determined under U.S. GAAP.

We use Capital Expenditures to determine our total cash spent on acquisition of property and equipment and cash repayment of capital lease obligation and other indebtedness. We believe this measure provides management and investors an understanding of total capital invested in the development of our platform. Capital Expenditures is a non–GAAP measure and may not be comparable to similarly named measures used by other entities. This measure has limitation in that it aggregates cash flows from investing and financing activities as determined under U.S. GAAP.

Management uses Net Debt to review our overall liquidity, financial flexibility, capital structure and leverage. Further, we believe, certain debt rating agencies, creditors and credit analysts monitor our Net Debt as part of their assessment of our business. Net Debt is not a measurement of our indebtedness under U.S. GAAP and should not be considered in isolation or as alternative to assess our total debt or any other measures derived in accordance with U.S. GAAP.

These non–GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of Travelport’s results as reported under U.S. GAAP.

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